Exhibit 5.1

December 23, 2003

Board of Directors
Royal Gold, Inc.
1660 Wynkoop Street, Suite 100
Denver, CO 80202

Ladies and Gentlemen:

               We are acting as counsel to Royal Gold, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission on December 23, 2003 relating to the proposed public offering of the following securities with an aggregate initial public offering price of up to $300,000,000:

(i)	shares of common stock, par value $.01 per share (the “Common Stock”) including any shares that may be issued upon conversion or exercise of, or in exchange for, Debt Securities, Warrants or Preferred Stock (each as defined below);

(ii)	shares of preferred stock (the “Preferred Stock”);

(iii)	Preferred Stock represented by depositary shares (the “Depositary Shares”);

(iv)	debt securities (the “Debt Securities”); and

(v)	warrants to purchase Debt Securities, Common Stock, Preferred Stock or Depositary Shares (the “Warrants” and together with the Common Stock, Preferred Stock, Depositary Shares and Debt Securities, the “Securities”),

all of which Securities may be offered and sold by the Company from time to time as set forth in the prospectus that forms a part of the Registration Statement (the “Shelf Prospectus”), and as set forth in one or more supplements to the Shelf Prospectus (each, a “Prospectus Supplement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. Section 229.601(b)(5), in connection with the Registration Statement.

December 23, 2003

               For purposes of this opinion letter, we have examined copies of the following documents:

1.	An executed copy of the Registration Statement.

2.	The Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on December 19, 2003 and as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect (the “Certificate of Incorporation”).

3.	The Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect (the “Bylaws”).

4.	Resolutions of the Board of Directors of the Company adopted on December 12, 2003, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to the issuance and sale of the Securities and arrangements in connection therewith.

               In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

               For purposes of this opinion letter, we have assumed that:

(i)	the issuance, sale, amount and terms of the Securities to be offered from time to time will be duly authorized and established by proper action of the Board of Directors of the Company, consistent with the procedures and terms described in the Registration Statement (each, a “Board Action”) and in accordance with the Certificate of Incorporation, the Bylaws and applicable Delaware law, in a manner that does not violate any law, government or court-imposed order or restriction or agreement or instrument then binding on the Company or

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otherwise impair the legal or binding nature of the obligations represented by the applicable securities;

(ii)	prior to any issuance of shares of Preferred Stock or Depositary Shares, an appropriate Certificate of Designation relating to a class or series of the Preferred Stock to be sold under the Registration Statement will have been duly authorized and adopted and filed with the Secretary of State of the State of Delaware (the “Certificate of Designation”);

(iii)	any Depositary Shares will be issued by the Depositary (as defined below) under one or more deposit agreements (each, a “Deposit Agreement”), each to be between the Company and a financial institution identified therein as the depositary (each, a “Depositary”), for which the governing law shall be the laws of the State of New York;

(iv)	any Warrants will be issued under one or more warrant agreements (each, a “Warrant Agreement”), each to be between the Company and a financial institution or other party identified therein as a warrant agent (each, a “Warrant Agent”), for which the governing law shall be the laws of the State of New York.

(v)	the Registration Statement will have been declared effective under the Securities Act of 1933, as amended, and no stop order suspending its effectiveness will have been issued and remain in effect;

(vi)	the Debt Securities will be issued pursuant to one or more indentures between the Company and a financial institution identified therein as trustee, in a form that will have been approved by the Board of Directors of the Company, for which the governing law shall be the laws of the State of New York (each, an “Indenture”);

(vii)	any Indenture under which any Debt Securities are issued will be qualified under the Trust Indenture Act of 1939, as amended;

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(viii)	the Securities will be delivered against payment of valid consideration therefor and in accordance with the terms of the applicable Board Action authorizing such sale and any applicable underwriting agreement or purchase agreement and as contemplated by the Registration Statement and/or the applicable Prospectus Supplement; and

(ix)	the Company will remain a Delaware corporation.

               This opinion letter is based as to matters of law solely on applicable provisions of the following, as currently in effect: (i) the Delaware General Corporation Law, as amended, and (ii) as to the opinions given in paragraphs (c), (d), and (e), the laws of the State of New York. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

               Based upon, subject to and limited by the foregoing, we are of the opinion that:

               (a) with respect to the Common Stock, following (i) final Board Action authorizing an issuance of Common Stock, and (ii) issuance and delivery of certificates for the Common Stock against payment therefor in accordance with the terms of the applicable Board Action and any applicable underwriting agreement or purchase agreement, or upon the exercise of any Warrants for Common Stock in accordance with the terms thereof, or conversion or exchange of Preferred Stock or Debt Securities that, by their terms, are convertible into or exercisable or exchangeable for Common Stock, the Common Stock will be validly issued, fully paid, and nonassessable;

               (b) with respect to the Preferred Stock, following (i) final Board Action authorizing and establishing a series of the Preferred Stock, in accordance with the terms of the Certificate of Incorporation, the Bylaws and applicable law, (ii) filing of an appropriate Certificate of Designation with respect to such Preferred Stock, (iii) final Board Action authorizing issuance of such shares of Preferred Stock, and (iv) receipt by the Company of the consideration therefor specified in any applicable underwriting agreement or purchase agreement approved by the Board

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of Directors, the Preferred Stock will be validly issued, fully paid, and nonassessable.

               (c) with respect to the Depositary Shares, following (i) final Board Action authorizing and establishing a series of the Preferred Stock represented by such Depositary Shares, in accordance with the terms of the Certificate of Incorporation, the Bylaws and applicable law, (ii) filing of an appropriate Certificate of Designation with respect to such Preferred Stock, (iii) final Board Action authorizing issuance of such shares of Preferred Stock, (iv) final Board Action authorizing execution and delivery of a Deposit Agreement, (v) due execution and delivery of the Depositary Agreement by the Company and the Depositary named therein, (vi) due issuance and delivery to the Depositary of such shares of Preferred Stock represented by the Depositary Shares, (vii) due execution, issuance, and delivery of depositary receipts evidencing the Depositary Shares against deposit of the Preferred Stock in accordance with the Depositary Agreement, and (viii) receipt by the Company of the consideration therefor specified in any applicable underwriting agreement or purchase agreement approved by the Board of Directors, the depositary receipts evidencing the Depositary Shares will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and will entitle the holders thereof to the rights specified in the Depositary Shares and the Deposit Agreement.

               (d) with respect to the Debt Securities, following (i) final Board Action authorizing execution and delivery of an Indenture, (ii) due execution and delivery of the Indenture by the Company and the Trustee named therein, (iii) final Board Action o authorizing the issuance of a series of Debt Securities, the terms of which have been duly established in accordance with the provisions of the Indenture, (iv) due authentication by the Trustee, and (iv) due execution, issuance, and delivery of such Debt Securities against payment of the consideration therefor specified in any applicable underwriting agreement or purchase agreement approved by the Board of Directors and otherwise in accordance with the Indenture and any applicable supplemental indenture and such agreement, the Debt Securities will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

               (e) with respect to the Warrants, following (i) final Board Action authorizing execution and delivery of a Warrant Agreement, (ii) due execution and delivery of the Warrant Agreement by the Company and the Warrant Agent named therein, (iii) due execution, countersignature, issuance, and delivery of the Warrants against payment of the consideration therefor specified in any applicable

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underwriting agreement or purchase agreement approved by the Board of Directors and otherwise in accordance with the Warrant Agreement and such agreement, the Warrants will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and will entitle the holders thereof to the rights specified in the Warrants and the Warrant Agreement.

               To the extent that the obligations of the Company under any Warrant Agreement may be dependent upon such matters, we assume for purposes of this opinion that the applicable Warrant Agent is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Warrant Agent is duly qualified to engage in the activities contemplated by the Warrant Agreement; that the Warrant Agreement has been duly authorized, executed and delivered by the Warrant Agent and constitutes the valid and binding obligation of the Warrant Agent enforceable against the Warrant Agent in accordance with its terms; that the Warrant Agent is in compliance, with respect to acting as a Warrant Agent under the Warrant Agreement, with all applicable laws and regulations; and that the Warrant Agent has the requisite organizational and legal power and authority to perform its obligations under the Warrant Agreement.

               To the extent that the obligations of the Company and the rights of any holder of Depositary Shares under any Deposit Agreement may be dependent upon such matters, we assume for purposes of this opinion that the applicable Depositary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Depositary is duly qualified to engage in the activities contemplated by the Deposit Agreement; that the Deposit Agreement has been duly authorized, executed and delivered by the Depositary and constitutes a valid and binding obligation of the Depositary enforceable against the Depositary in accordance with its terms; that the Depositary is in compliance, with respect to acting as a Depositary under the Deposit Agreement, with all applicable laws and regulations; and that the Depositary has the requisite organizational and legal power and authority to perform its obligations under the Deposit Agreement.

               To the extent that the obligations of the Company under any Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the valid and

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binding obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

               In addition to the qualifications, exceptions and limitations elsewhere set forth in this opinion letter, our opinions expressed above are also subject to the effect of: (i) bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers); and (ii) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

               This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

               We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON L.L.P.

HOGAN & HARTSON L.L.P.